Chimerix Announces Martha J. Demski as Board Chair; Appoints New Members to Board of Directors

DURHAM, N.C., March 29, 2018 -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company developing novel antivirals to address unmet medical needs, today announced the appointment of Martha J. Demski as Chair of the Board of Directors. Martha will succeed Ernest Mario, PhD, who is retiring as of the Chimerix 2018 Annual Meeting of Stockholders in June.

Edward F. Greissing, Jr., Robert J. Meyer, MD and Fred A. Middleton have joined the Company’s Board of Directors as of March 28, 2018. Directors John M. Leonard, MD and James Niedel, MD, PhD, will step down from the Board in June.

Following the Company’s Annual Meeting of Stockholders in June, Mr. Greissing will serve on and chair the Nominating and Governance Committee, Dr. Meyer will serve on the Compensation Committee, and Mr. Middleton will serve on and chair the Audit Committee.

"As our longest-serving independent Director, and Chair of the Audit Committee from our private equity financings through our IPO in 2013 and the critical last two years of restructuring the company, Martha brings a unique perspective to her new role as Board Chair,” said M. Michelle Berrey, MD, MPH, President and Chief Executive Officer of Chimerix. “On behalf of the management and my fellow Directors, I would like to thank John and Jim for their significant contributions, and to extend my personal gratitude to Ernie for his leadership as our Chairman through this significant period in Chimerix’s growth. Ernie leaves us well-positioned for next steps as we complete our brincidofovir registrational programs and prepare for commercialization.”

“Chimerix has successfully progressed brincidofovir to clinical trials that truly have the potential to change the outcomes for patients with life-threatening illnesses. I am confident in the Chimerix team and proud to be working with them and the Board during this pivotal time in the company's history,” said Ms. Demski. “The new board members have combined experience in public health, regulatory affairs and corporate strategy that will be invaluable as the Company advances its clinical development programs.”

Mr. Greissing has served as the Executive Director of the Lynda and Stewart Resnick Center for Public Health at the Milken Institute since 2016. Prior to joining the Milken Institute, he served as Senior Vice President, North America Corporate Affairs at Sanofi U.S. for 10 years, where he was responsible for corporate affairs functions and programming for chronic disease prevention and wellness, health innovation, and health and economic policy. In 2003, Mr. Greissing founded Red Line Associates, a consulting firm focused on business, product and political strategy, and educational efforts for healthcare, finance and food services clients. Mr. Greissing began his pharmaceutical career at The Upjohn Company, which merged with Pharmacia Corporation (and then later was acquired by Pfizer). Throughout his career, Mr. Greissing supported multiple product approvals, launches and reimbursement efforts. Prior to joining the pharmaceutical industry, Mr. Greissing served as a Professional Staff Member and Research Assistant for the U.S. Senate

Intelligence Committee. Mr. Greissing currently serves on the Board of Directors of the Children’s Inn at NIH.

Dr. Meyer has been a Principle of Drug and Biological Products at Greenleaf Health, a boutique FDA strategic advising company since January 2018. He is also an Associate Professor of Public Health Sciences at the University of Virginia, where he was formerly the Director of the Virginia Center for Translational and Regulatory Sciences from 2013-2017. He is a Medical Science Trustee for the United States Pharmacopeia Board (a voluntary position on this non-profit organization) and has served as a Director of Cardiome Pharma, a Vancouver BC pharmaceutical since August 2015. Prior to joining the faculty at UVA, Dr. Meyer was Vice President and Head, Global Regulatory Strategy, Policy and Safety at Merck Research Laboratories (MRL), joining Merck in October 2007. Prior to Merck, Dr. Meyer worked for the U.S. Food and Drug Administration (FDA) from 1994-2007. In his last 5 years at the FDA, Dr. Meyer was the Director for the Office of Drug Evaluation II (ODEII) within Center for Drug Evaluation and Research (CDER), with responsibilities for pulmonary and allergy, metabolic and endocrine, and analgesics, anesthetics and rheumatologic drug products.

Mr. Middleton currently serves as a Managing Director of Sanderling Ventures, where he has worked for 30 years as an investor, management team member and director in over 20 new biomedical ventures built in Sanderling’s venture investment portfolios since 1988. During his time at Sanderling, Mr. Middleton served as Vice Chairman and Chief Business Officer of Altor Biosciences, where he helped raise over $100M for clinical trials development and its subsequent acquisition by NantCell, Inc. Mr. Middleton was a first round investor in Regeneron Pharmaceuticals and served as a board member and as the company’s CFO during its initial public offering in 1990. Earlier in his career, Mr. Middleton served as the third original member of the Genentech management team as its Chief Financial Officer. Mr. Middleton currently serves on the Board of Directors of Endocyte (ECYT), Stereotaxis (STXS), Viacyte, Inc., Lineagen, Inc. and TheraVida, Inc.

About Chimerix
Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing medicines that improve outcomes for immunocompromised patients. Chimerix's proprietary lipid conjugate technology and compound library have produced brincidofovir (BCV, CMX001); CMX157, which was licensed to ContraVir Pharmaceuticals; and a new clinical candidate, CMX521, the first clinical stage direct-acting antiviral for the treatment and prevention of norovirus. For further information, please visit Chimerix's website, www.chimerix.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including the possibility that there may not be a viable continued development path for brincidofovir, that FDA and other regulatory authorities may not approve brincidofovir or brincidofovir-based regimens, and that marketing approvals, if granted, may have significant limitations on their use. As a result, brincidofovir may never be successfully commercialized. In addition, Chimerix may be unable to file for regulatory approval for brincidofovir with other regulatory authorities. These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT:
Investor Relations:
ir@chimerix.com
or
Will O’Connor
Stern Investor Relations
Will@sternir.com
212-362-1200

Media:
Becky Vonsiatsky
W2O Group
bvonsiatsky@w2ogroup.com
413-478-2003